Exhibit 4.5
CHARTER COMMUNICATIONS HOLDING COMPANY, LLC and CHARTER COMMUNICATIONS, INC. ________ 4.75% MIRROR CONVERTIBLE SENIOR NOTE DUE 2006 Dated as of May 30, 2001

MIRROR NOTE dated as of May 30, 2001 made by Charter Communications Holding Company, LLC, a Delaware limited liability company, in favor of Charter Communications, Inc., a Delaware corporation.

Reference is hereby made to that certain Indenture, dated as of May 30, 2001 between Holder and BNY Midwest Trust Company, as trustee, as amended or supplemented from time to time (the "Indenture").

Obligor and Holder agree as follows for the benefit of each other:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture. As used herein, the following items shall have the following meanings:

"CCI" means Charter Communications, Inc., a Delaware corporation.

"CCI Event of Default" means an Event of Default (as defined in the Indenture) under the Indenture.

"CCI Notes" means the 4.75% Convertible Senior Notes due 2006 of Holder issued pursuant to the Indenture.

"Conversion Price" shall equal U.S. $1,000 divided by the Mirror Conversion Rate (rounded to the nearest cent).

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Event of Default" has the meaning specified in Section 5.01 hereof.

"Holder" means initially CCI, and any successor or assignee of CCI which acquires CCI's interest in this Mirror Note pursuant to a transaction permitted by the Indenture.

"Interest Payment Date" means the Stated Maturity of a payment of interest on this Mirror Note pursuant to a transaction permitted by the Indenture.

"Manager" means Charter Communications, Inc., in its capacity as manager of Obligor.

"Membership Units" means Class B Common Units of Obligor.

"Mirror Conversion Rate" has the meaning specified in Section 6.01 hereof.

"Mirror Note" means this 4.75% Mirror Convertible Senior Note due 2006.

"Mirror Repurchase Price" has the meaning specified in Section 7.01 hereof.

"Obligor" means Charter Communications Holding Company, LLC, a Delaware limited liability company, and any successor in interest thereto.

"Redemption Date", when used with respect to any portion of this Mirror Note to be redeemed, means the date fixed for redemption of CCI Notes by or pursuant to the Indenture.

"Redemption Price", when used with respect to any portion of this Mirror Note to be redeemed, means the price at which any such CCI Notes are to be redeemed pursuant to the Indenture.

"Significant Subsidiary" means any Subsidiary of Obligor which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act.

"Stated Maturity", when used with respect to the principal amount of this Mirror Note or any payment of interest thereon, means the date specified in such Mirror Note as the fixed date on which such principal amount or such payment of interest is due and payable.

Section 1.02. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) "or" is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(g) references to any statute, law, rule or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law, rule or regulation; and

(h) references to any contract, agreement or instrument shall mean the same as amended, modified, supplemented or amended and restated from time to time, in each case, in accordance with any applicable restrictions contained in this Mirror Note.

ARTICLE 2
MIRROR NOTE OBLIGATIONS

Section 2.01. Principal Obligation.

Obligor promises to pay to Holder the principal amount of $632,500,000 (Six Hundred Thirty Two Million Five Hundred Thousand Dollars) on May 30, 2006.

Section 2.02. Interest.

Obligor promises to pay to Holder interest on the principal amount of this Mirror Note at the rate of 4.75% per annum from May 30, 2001 until maturity. Obligor will pay interest semi-annually in arrears on December 1 and June 1 of each year (each an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on this Mirror Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, interest shall accrue from such next succeeding Interest Payment Date. The first Interest Payment Date shall be December 1, 2001. Obligor shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect pursuant to the terms of this Mirror Note; Obligor shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.03. Method of Payment.

Obligor shall pay interest on this Mirror Note (except defaulted interest) to Holder on the Interest Payment Date after the close of business on the November 15 or May 15 next preceding the Interest Payment Date and on or before such Interest Payment Date, except as provided in Section 2.05 hereof with respect to defaulted interest. This Mirror Note shall be payable as to principal, premium, if any, and interest in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Section 2.04. Outstanding Principal Amount of Mirror Note.

To the extent that any portion of the principal amount of this Mirror Note is considered paid pursuant to Section 4.01, such amount shall cease to be outstanding and cease to accrue interest.

If Holder holds, on a Redemption Date, Repurchase Date or maturity date, money, or in the case of a repurchase and subject to the conditions set forth in Article 7 hereof, Membership Units, sufficient to pay any portion of this Mirror Note payable on that date, then on and after that date such portion of this Mirror Note shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.05. Defaulted Interest.

If Obligor defaults in a payment of interest on this Mirror Note, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to Holder at the rate provided in Section 2.02 hereof. Obligor shall fix or cause to be fixed each such payment date.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01. Redemption.

(a) Upon redemption by Holder of all or any portion of the CCI Notes pursuant to Section 3.07 of the Indenture, Obligor shall redeem all or a portion of this Mirror Note in principal amount equal to the principal amount of the CCI Notes so redeemed, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on June 4 of the years indicated below:

Year Percentage

2004 101.900%
2005 100.950%

Section 3.02. Payment of Redemption Price.

At or prior to 9:30 a.m., New York City time, on the Redemption Date, Obligor shall pay to Holder the Redemption Price of and accrued interest on any amount of this Mirror Note to be redeemed on that date.

If Obligor complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the portion of this Mirror Note to which such Redemption Date applies. If any of the CCI Notes redeemed on or after a Regular Record Date under the Indenture but on or prior to the related Interest Payment Date, and any accrued and unpaid interest is paid to the holders of such CCI Notes by Holder at the close of business on such Regular Record Date pursuant to the Indenture, then Obligor shall pay to Holder an amount equal to the amount paid by Holder to the holders of such CCI Notes. If Holder fails to redeem any CCI Notes in accordance with Section 3.05 of the Indenture and, as a result, interest on such CCI Notes becomes payable at the rate described in Section 3.05 of the Indenture, then interest payable by Obligor to Holder hereunder on a principal amount hereof corresponding to the aggregate principal amount of the affected CCI Notes shall likewise become payable by Obligor to Holder at the rate described in Section 3.05 of the Indenture, for so long as interest on such CCI Notes remains payable at such rate.

Section 3.03. Mandatory Redemption.

Except as otherwise provided in Article 7, Obligor shall not be required to make mandatory redemption payments with respect to this Mirror Note.

ARTICLE 4
COVENANTS

Section 4.01. Payment of Mirror Note.

Obligor shall pay or cause to be paid the principal, premium, if any, and interest on this Mirror Note on the dates and in the manner provided herein. Principal, premium, if any, and interest shall be considered paid on the date due if Holder holds as of 9:30 a.m. New York City time on the due date money deposited by Obligor in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02. Limited Liability Company Existence.

Subject to Article 5, Obligor shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its limited liability company existence, and the corporate, partnership or other existence of each of its Significant Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Obligor or any such Significant Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Obligor and its Significant Subsidiaries; provided, however, that Obligor shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Significant Subsidiaries, if the Manager shall determine that the preservation thereof is no longer desirable in the conduct of the business of Obligor and its Significant Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to Obligor.

Section 4.03. Stay, Extension and Usury Laws.

Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Mirror Note; and Obligor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

ARTICLE 5
DEFAULTS AND REMEDIES

Section 5.01. Events of Default.

An "Event of Default" occurs if:

(a) Obligor defaults in the payment when due of interest on this Mirror Note and such default continues for a period of 30 days;

(b) Obligor defaults in payment when due of the principal of or premium, if any, on the Notes; or

(c) A CCI Event of Default occurs.

Section 5.02. Acceleration.

Upon the acceleration of any amounts payable by Holder pursuant to Section 6.02 of the Indenture, the same amount of this Mirror Note shall immediately become due and payable by Obligor to Holder.

Holder by written notice to Obligor may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing CCI Events of Default under the Indenture (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived; provided that such rescission shall be automatic if such acceleration has been rescinded pursuant to the terms of the Indenture.

Section 5.03. Other Remedies.

If an Event of Default occurs and is continuing, Holder may pursue any available remedy to collect the payment of principal, premium, if any, and interest on this Mirror Note or to enforce the performance of any provision of this Mirror Note.

A delay or omission by Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 5.04. Waiver of Existing Defaults.

Holder by the adoption of a resolution of Holder's board of directors may waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, this Mirror Note (including in connection with an offer to purchase); provided, that such waiver shall be automatic in the case of any Event of Default predicated solely on a CCI Event of Default, to the extent that the underlying CCI Event of Default has been cured or waived in accordance with the Indenture. Upon any such waiver whether by resolution or automatically, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Mirror Note; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE 6
CONVERSION OF MIRROR NOTE

Section 6.01. Conversion and Conversion Rate.

Subject to and upon compliance with the provisions of this Article 6, upon conversion of CCI Notes into shares of Common Stock pursuant to the terms of the Indenture, a portion of this Mirror Note in principal amount equal to the principal amount of the CCI Notes so converted shall convert automatically into fully paid and nonassessable (calculated as to each conversion to the nearest 1/100th of a Membership Unit) Membership Units of Obligor at the Mirror Conversion Rate, determined as hereinafter provided, in effect at the time of conversion.

The rate at which Membership Units shall be delivered upon conversion (herein called the "Mirror Conversion Rate") shall be initially 38.0952 Membership Units for each U.S. $1,000 principal amount of this Mirror Note. The Mirror Conversion Rate shall be adjusted in certain instances as provided in this Article 6.

Section 6.02. Conversion.

If this Mirror Note, or a portion thereof, is converted during the Record Date Period, Holder shall pay Obligor (except with respect to any portion thereof which has been called for redemption on a Redemption Date occurring within such Record Date Period and, as a result, the right to convert would terminate in such period) a payment in New York Clearing House funds or other funds acceptable to Obligor of an amount equal to the interest payable on the related Interest Payment Date on the principal amount of this Mirror Note being surrendered for conversion, provided that if this Mirror Note or any portion thereof has been called for redemption on a Redemption Date occurring during a Record Date Period, and is converted during such period, Holder will be entitled to receive the interest accruing on this Mirror Note or the portion thereof from the Interest Payment Date next preceding the date of such conversion to such succeeding Interest Payment Date and Holder shall not be required to pay such interest upon such conversion. The interest payable on an Interest Payment Date when this Mirror Note (or portion thereof, if applicable) is converted during the Record Date Period shall be paid to Holder as of such Regular Record Date in an amount equal to the interest that would have been payable on the portion of this Mirror Note so converted if such amount had been converted as of the close of business on such Interest Payment Date. Except as provided in this paragraph, no cash payment or adjustment shall be made upon any conversion on account of any interest accrued from the Interest Payment Date next preceding the conversion date, in respect of any portion of this Mirror Note converted, or on account of any dividends on the Membership Units issued upon conversion. Obligor's delivery to Holder of the number of Membership Units (and cash in lieu of fractions thereof, as provided in this Mirror Note) into which any portion of this Mirror Note is convertible will be deemed to satisfy Obligor's obligation to pay such portion of the principal amount of this Mirror Note.

The portion of the principal amount of this Mirror Note converted pursuant to this Article 6 shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the CCI Note or CCI Notes that triggered the conversion of such portion of this Mirror Note in accordance with the foregoing provisions. At such time, the rights of Holder with respect to that portion of this Mirror Note that converted into Membership Units shall cease and Holder shall be treated for all purposes as the record holder or holders of such Membership Units at such time.

This Mirror Note may be converted in part, but only if the principal amount to be converted is any integral multiple of U.S. $1,000 and the principal amount of this Mirror Note to remain outstanding after such conversion is equal to U.S. $1,000 or any integral multiple of $1,000 in excess thereof.

Section 6.03. Fractions of Membership Units.

No fractional Membership Units shall be issued upon conversion of all or a portion of this Mirror Note. Instead of any fractional Membership Unit which would otherwise be issuable upon conversion of all or any portion of this Mirror Note, Obligor shall calculate and pay a cash adjustment in respect of such fraction (calculated to the nearest 1/100th of a Membership Unit) in an amount equal to the same fraction of the Closing Price Per Share at the close of business on the day of conversion (or round up the number of Membership Units issuable upon conversion of any portion of this Mirror Note to the nearest whole Membership Unit).

Section 6.04. Adjustment of Conversion Rate.

The Mirror Conversion Rate shall be adjusted to be equal to the Conversion Rate of the CCI Notes as provided in the Indenture, as adjusted from time to time; provided however that (i) if any of Clause (b) of Article Third and Clauses (a)(ii) and (b)(iii) of Article Fourth of CCI's Restated Certificate of Incorporation as in effect on the date hereof or Sections 3.5.4, 3.6.1, 3.6.4(b), 3.6.4(c), and 5.1.7 of the Amended and Restated Limited Liability Company Agreement of Obligor as in effect on the date hereof has been amended so as to substantively modify the provisions thereof, or (ii) if CCI or Obligor is not in substantial compliance with the provisions described in clause (i) (each of the events described in clauses (i) and (ii) above, a "One-for-One Event"), the Mirror Conversion Rate shall not be adjusted pursuant to the Indenture and instead shall be adjusted upon the occurrence of certain events affecting Holder's economic interest in Obligor receivable upon conversion of the Mirror Note, including but not limited to subdivisions or combinations of, or distributions of securities on the Membership Units, to the extent necessary to reflect what Holder's economic interest in Obligor would have been if this Mirror Note had been converted prior to the occurrence of a One-for-One Event. In the event a One-for-One Event occurs, the Mirror Conversion Rate shall be reasonably adjusted such that upon conversion of this Mirror Note, or a portion hereof, Holder shall be entitled to receive the kind and amount of securities (or any successor securities) that Holder would have owned if it had converted this Mirror Note, or such portion hereof, immediately prior to the One-for-One Event and had retained the securities received in such hypothetical conversion until after the event or events requiring any adjustment to the Mirror Conversion Rate.

Section 6.05. Obligor to Reserve Membership Units.

Obligor shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Membership Units, for the purpose of effecting the conversion of all or any portion of the principal amount outstanding under this Mirror Note, the full number of Membership Units issuable upon the conversion of the entire principal amount outstanding from time to time under this Mirror Note.

Section 6.06. Taxes on Conversions.

Obligor will pay any and all taxes and duties that may be payable in respect of the issue or delivery of Membership Units on conversion of all or any portion of this Mirror Note pursuant hereto.

Section 6.07. Representation Regarding Membership Units.

Obligor represents that all Membership Units which may be delivered upon conversion of all or any portion of this Mirror Note, upon such delivery, will have been duly authorized and validly issued and will be fully paid and nonassessable.

Section 6.08. Provision in Case of Consolidation, Merger or Sale of Assets.

In case of any consolidation or merger of Obligor with or into any other Person, any merger of another Person with or into Obligor (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Membership Units of Obligor) or any conveyance, sale, transfer or lease of all or substantially all of the assets of Obligor, Holder shall have the right, during the period this Mirror Note shall be convertible, to convert this Mirror Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer or lease by a holder of the number of Membership Units of Obligor into which this Mirror Note might have been converted immediately prior to such consolidation, merger, conveyance, sale, transfer or lease. The above provisions of this Section 6.08 shall similarly apply to successive consolidations, mergers, conveyances, sales, transfers or leases.

ARTICLE 7
REPURCHASE OF AMOUNTS OUTSTANDING
UNDER THIS MIRROR NOTE

Section 7.01. Mandatory Repurchase.

Upon a repurchase of any CCI Notes by CCI or other Holder pursuant to Article 11 of the Indenture, Obligor shall repurchase a portion of this Mirror Note equal to 100% of the aggregate principal amount of the CCI Notes so repurchased plus interest accrued on this Mirror Note to the date of such repurchase by CCI, to but excluding the Repurchase Date (the "Mirror Repurchase Price"); provided, however, that installments of interest on the portion of this Mirror Note whose Stated Maturity is on or prior to the Repurchase Date shall be payable to CCI according to the terms of this Mirror Note. If the repurchase price of the CCI Notes is paid in shares of Common Stock pursuant to Section 11.01 of the Indenture, then the Mirror Repurchase Price shall be paid by the delivery of that number of Membership Units to CCI equal to the number of shares of Common Stock issued by Holder to repurchase the CCI Notes; provided that in the event a One-for-One Event occurs, Obligor will issue the number of Membership Units with a fair market value equal to the number of shares of Common Stock issued to repurchase the CCI Notes. Whenever there is a reference, in any context, to the principal of this Mirror Note as of any time, such reference shall be deemed to include reference to the Mirror Repurchase Price payable in respect of amounts outstanding under this Mirror Note to the extent that such Mirror Repurchase Price is, was or would be so payable at such time, and express mention of the Repurchase Price in any provision of this Mirror Note shall not be construed as excluding the Mirror Repurchase Price in those provisions of this Mirror Note when such express mention is not made.

Section 7.02. Mechanics of Repurchase.

(1) On the Repurchase Date, Obligor shall pay or cause to be paid to Holder the Repurchase Price of the portion of this Mirror Note to be repurchased in cash or Membership Units, as provided above, or, if Membership Units are to be paid, as promptly after the Repurchase Date as practicable; provided, however, that installments of interest that mature on or prior to the Repurchase Date shall be payable in cash to Holder.

(2) If any portion of this Mirror Note to be repurchased pursuant to this Article 7 shall not be paid on the Repurchase Date, such principal amount shall, until paid, bear interest to the extent permitted by applicable law from the Repurchase Date at the rate specified in Section 2.02 hereof and such unpaid portion shall remain convertible into Membership Units until such portion shall have been paid or duly provided for.

(3) Any issuance of Membership Units in respect of the Mirror Repurchase Price shall be deemed to have been effected immediately prior to the close of business on the Repurchase Date and Holder shall be deemed to have become on the Repurchase Date the holder of record of such Membership Units.

(4) No fractions of Membership Units shall be issued upon repurchase of amounts outstanding under this Mirror Note. Instead of any fractional share of Membership Units which would otherwise be issuable on the repurchase of any portion of this Mirror Note, Obligor shall deliver to Holder a check for the amount determined by multiplying the current market price of a full share of Common Stock by the fraction, and rounding the result to the nearest cent or rounding up the number of Membership Units to be issued to the nearest Membership Unit; provided that in the event a One-for-One Event occurs, Obligor shall deliver to Holder a check for the amount determined by multiplying the fair market value of a Membership Unit by the fraction and rounding the result to the nearest whole cent. For purposes of this Section 7, the current market price of a share of Common Stock is the Closing Price Per Share of the Common Stock on the Trading Day immediately preceding the Repurchase Date.

The provisions of this Article 7 above that require the Obligor to repurchase all or a portion of this Mirror Note shall be applicable regardless of whether or not any other provisions in this Mirror Note are applicable.

ARTICLE 8
MISCELLANEOUS

Section 8.01. Notices.

Any notice or communication by Obligor or Holder to the other is duly given if in writing and delivered in Person to the other's address:

If to Obligor or Holder:

c/o Charter Communications, Inc.
12444 Powerscourt Drive, Suite 100
St. Louis, Missouri 63131
Telecopier No.: (314) 965-8793
Attention: Curtis S. Shaw, Esq.
Senior Vice President, General Counsel and Secretary

With a copy to: Paul, Hastings, Janofsky & Walker LLP 399 Park Avenue 31st Floor New York, New York 10022 Telecopier No.: (212) 319-4090 Attention: Leigh P. Ryan, Esq.	Irell & Manella LLP 1800 Avenue of the Stars Suite 900 Los Angeles, California 90067 Telecopier No.: (310) 203-7199 Attention: Meredith Jackson, Esq.

Obligor or Holder, by notice to the other, may designate additional or different addresses for subsequent notices or communications. All notices and communications shall be deemed to have been duly given at the time delivered by hand.

Section 8.02. No Personal Liability of Directors, Officers, Employees, Members and Equity Holders.

No director, officer, employee, incorporator, member or equity holder of Obligor, as such, shall have any liability for any obligations of Obligor under this Mirror Note or for any claim based on, in respect of, or by reason of, such obligations or their creation. Holder by accepting this Mirror Note waives and releases all such liability. This waiver and release are part of the consideration for issuance of this Mirror Note.

Section 8.03. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS MIRROR NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MIRROR NOTE.

Section 8.04. No Adverse Interpretation of Other Agreements.

This Mirror Note may not be used to interpret any other indenture, loan or debt agreement of Holder, Obligor or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Mirror Note.

Section 8.05. Successors and Assigns.

All agreements of Obligor in this Mirror Note shall bind its successors and assigns and inure to the benefit of Holder.

Section 8.06. Severability.

In case any provision in this Mirror Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.07. Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Mirror Note have been inserted for convenience of reference only, are not to be considered a part of this Mirror Note and shall in no way modify or restrict any of the terms or provisions.

IN WITNESS WHEREOF, Charter Communications Holding Company, LLC has caused this Mirror Note to be duly executed and issued as of the day and year first above written.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

By: /s/ Curtis S. Shaw
Name: Curtis S. Shaw
Title: Senior Vice President, General

Counsel and Secretary

ARTICLE 1 DEFINITIONS *

Section 1.01. Definitions. *

Section 1.02. Rules of Construction. *

ARTICLE 2 MIRROR NOTE OBLIGATIONS *

Section 2.01. Principal Obligation. *

Section 2.02. Interest. *

Section 2.03. Method of Payment. *

Section 2.04. Outstanding Principal Amount of Mirror Note. *

Section 2.05. Defaulted Interest. *

ARTICLE 3 REDEMPTION AND PREPAYMENT *

Section 3.01. Redemption. *

Section 3.02. Payment of Redemption Price. *

Section 3.03. Mandatory Redemption. *

ARTICLE 4 COVENANTS *

Section 4.01. Payment of Mirror Note. *

Section 4.02. Limited Liability Company Existence. *

Section 4.03. Stay, Extension and Usury Laws. *

ARTICLE 5 DEFAULTS AND REMEDIES *

Section 5.01. Events of Default. *

Section 5.02. Acceleration. *

Section 5.03. Other Remedies. *

Section 5.04. Waiver of Existing Defaults. *

ARTICLE 6 CONVERSION OF MIRROR NOTE *

Section 6.01. Conversion and Conversion Rate. *

Section 6.02. Conversion. *

Section 6.03. Fractions of Membership Units. *

Section 6.04. Adjustment of Conversion Rate. *

Section 6.05. Obligor to Reserve Membership Units. *

Section 6.06. Taxes on Conversions. *

Section 6.07. Representation Regarding Membership Units. *

Section 6.08. Provision in Case of Consolidation, Merger or Sale of Assets. *

ARTICLE 7 REPURCHASE OF AMOUNTS OUTSTANDING UNDER THIS MIRROR NOTE *

Section 7.01. Mandatory Repurchase. *

Section 7.02. Mechanics of Repurchase. *

ARTICLE 8 MISCELLANEOUS *

Section 8.01. Notices. *

Section 8.02. No Personal Liability of Directors, Officers, Employees, Members and Equity Holders. *

Section 8.03. Governing Law. *

Section 8.04. No Adverse Interpretation of Other Agreements. *

Section 8.05. Successors and Assigns. *

Section 8.06. Severability. *

Section 8.07. Table of Contents, Headings, etc. *